SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )
Filed by the registrant ☑
Filed by a party other than the registrant ☐
Check the appropriate box:

☐	Preliminary proxy statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-12
BELDEN INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

April 21, 2008

Dear Stockholder:

You are invited to attend the 2008 Annual Meeting of Stockholders to be held on Thursday, May 22, 2008, at 11 a.m. (local time) at the Saint Louis Club (16th Floor), Pierre Laclede Center, 7701 Forsyth Boulevard, St. Louis, Missouri. This year you will be asked to vote in favor of one proposal concerning the election of eleven directors.

Whether or not you plan to attend, please sign, date and return your proxy card or vote over the phone or Internet, as soon as possible so that your shares can be voted at the meeting in accordance with your instructions.

Thank you for your support and continued interest in Belden.

Sincerely,

John Stroup
President and Chief Executive Officer

BELDEN INC.
7701 Forsyth Boulevard
Suite 800
St. Louis, Missouri 63105
(314) 854-8000
April 21, 2008
Notice of Annual Meeting of Stockholders

TIME:	11:00 a.m. on Thursday, May 22, 2008

PLACE:	Lewis & Clark Room, Saint Louis Club, 16th Floor, Pierre Laclede Center, 7701 Forsyth Boulevard, St. Louis, Missouri 63105

PURPOSES:	1. To elect eleven directors, each for a term of one year.

2. To transact any other business as may properly come before the meeting.

WHO CAN VOTE:	You are entitled to vote if you were a stockholder at the close of business on Wednesday, March 26, 2008.

FINANCIAL STATEMENTS:	Included with this mailing is the Company’s 2007 Annual Report to Stockholders which includes the Company’s Annual Report on Form 10-K. The Form 10-K includes the Company’s audited financial statements and notes for the year ended December 31, 2007, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations.

HOW YOU CAN VOTE:	You may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope. Or, you can vote over the telephone or the Internet as described on the enclosed proxy card.

By Authorization of the Board of Directors,

Kevin Bloomfield
Vice President, Secretary and General Counsel

This proxy statement and accompanying proxy card are being distributed on or about April 21, 2008.

PROXY STATEMENT FOR THE
2008 ANNUAL MEETING OF STOCKHOLDERS

BELDEN INC.
To be held on Thursday, May 22, 2008

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors (the “Board”) of Belden Inc. (sometimes referred to as the “Company” or “Belden”) is providing these proxy materials to you in connection with the solicitation of proxies by Belden on behalf of the Board for the 2008 annual meeting of stockholders which will take place on May 22, 2008. This proxy statement includes information about the issues to be voted on at the meeting. You are invited to attend the meeting and are requested to vote on the proposals described in this proxy statement. We began mailing these proxy materials to all stockholders of record on or about April 21, 2008.

Q:	Who is qualified to vote?

A:	You are qualified to receive notice of and to vote at the annual meeting if you own shares of common stock of the Company at the close of business on our record date of March 26, 2008. On the record date, there were 44,132,495 shares of Belden common stock outstanding. Each share is entitled to one vote on each matter properly brought before the annual meeting.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and our most highly-paid officers, and certain other required information. Our 2007 Annual Report to Stockholders, which includes our Annual Report on Form 10-K, is also enclosed. The Form 10-K includes our 2007 audited financial statements with notes and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Q:	What matters will be voted on at the meeting?

A:	One matter will be voted on at the meeting:

•	To elect eleven directors, each for a term of one year.

Q:	What is Belden’s voting recommendation?

A:	Our Board of Directors recommends that you vote your shares “FOR” this proposal.

Q:	What shares owned by me can be voted?

A:	All shares owned by you as of March 26, 2008, the record date, may be voted by you. These shares include those (1) held directly in your name as the shareholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Some Belden stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with Belden’s transfer agent, ComputerShare, you are considered (with respect to those shares) the shareholder of record and these proxy materials are being sent directly to you by Belden. As the shareholder of record, you have the right to grant your voting proxy directly to Belden or to vote in person at the meeting. Belden has enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” (that is, the name of your stock broker, bank or other nominee) and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for you to use.

Q:	How can I vote my shares in person at the meeting?

A:	Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or other proof of identification.

Even if you plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you decide later not to attend the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. You will be able to do this over the Internet, by telephone or by mail by following the instructions on your proxy card or, for shares held in street name, the voting instruction card provided by your broker or nominee.

Q:	Can I change my vote?

A:	You may change your proxy or voting instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee.

Q:	What are the voting requirements to approve the proposal?

A:	The Proposal — Election of eleven directors, each for a term of one year — requires a plurality of the votes cast to elect a director.

Q:	How are votes withheld, abstentions and broker non-votes treated?

A:	Votes withheld and abstentions are deemed “present” at the meeting, are counted for quorum purposes, and will have no effect on the outcome for the election of directors. In the absence of receiving instructions from a beneficial owner of shares, a broker will have the discretionary authority to vote for the election of directors.

Q:	Where can I find the voting results of the meeting?

A:	We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of 2008.

Q:	What happens if additional proposals are presented at the meeting?

A:	Other than the proposal described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Kevin Bloomfield, the Company’s Secretary, and Christopher E. Allen, the Company’s Assistant Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Q:	What class of shares is entitled to be voted?

A:	Each share of our common stock outstanding as of the close of business on March 26, 2008, the record date, is entitled to one vote at the annual meeting.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to vote. The shares may be present in person or represented by proxy at the meeting. Both abstentions and withheld votes are counted as present for the purpose of determining the presence of a quorum for the proposal.

Q:	Who will count the votes?

A:	A representative of Broadridge Financial Solutions will tabulate the votes and will act as the inspector of election.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Belden or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by our Board. Occasionally, shareholders provide written comments on their proxy cards, which are then forwarded to Belden management.

Q:	Who will bear the cost of soliciting votes for the meeting?

A:	Belden will pay the cost of soliciting proxies. Upon request, the Company will reimburse brokers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s common stock.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future stockholder meetings, including director nominations.

Stockholder Proposals:  To be included in the Company’s proxy statement and form of proxy for the 2009 annual meeting, a stockholder proposal must, in addition to satisfying the other requirements of the Securities and Exchange Commission’s rules and regulations, be received at the Company’s principal executive offices not later than December 15, 2008.

Nomination of Director Candidates:  The Nominating and Corporate Governance Committee will consider nominees recommend-ed by stockholders if such nominations are submitted to the Company prior to the deadline for proposals to be included in future proxy statements as noted in the above paragraph. To have a candidate considered by the Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•	The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of Belden and the person’s consent to be named as a director if selected by the Committee and nominated by the Board.

In considering candidates submitted by stockholders, the Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. The Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and Belden. The Committee also seeks to have the Board represent a diversity of backgrounds and experience.

The Committee will identify potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board. The Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee may contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Committee will request information from the candidate, review the person’s accomplishments and qualifications, and conduct one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

BOARD STRUCTURE AND COMPENSATION

The Belden Board has eleven members and three standing committees: Audit, Compensation, and Nominating and Corporate Governance. The Board had twelve meetings during 2007; eight were telephonic. All directors attended 75% or more of the Board meetings and the Board committee meetings on which they served. The maximum number of directors authorized under the Company’s bylaws is eleven.

Nominating and
Name of Director	Audit	Compensation	Corporate Governance
David Aldrich		X
Lorne D. Bain	X
Lance C. Balk**		X	X
Judy Brown***	X
Bryan C. Cressey			X
Michael F.O. Harris	X
Glenn Kalnasy		X*
Mary S. McLeod****		X
John M. Monter		X	X*
Bernard G. Rethore	X*
John Stroup
Number of meetings held in 2007	14	5	4

X — Committee member * — Chair ** — Mr. Balk is no longer on the Compensation Committee but continues to serve on the Nominating and Corporate Governance Committee *** — Appointed to the Board and Audit Committee on February 21, 2008 **** — Appointed to the Board on February 28, 2008 and will serve on the Compensation Committee

At its regular meeting in February 2008, the Board determined that Ms. Brown and Messrs. Aldrich, Bain, Balk, Cressey, Harris, Kalnasy, Monter, and Rethore, each met the independence requirements of the NYSE listing standards. As part of this process, the Board determined that each such member had no material relationship with the Company. In connection with Ms. McLeod’s appointment, the Board conducted a review of her background to ensure that she would be independent of the Company and management.

Audit Committee

The Audit Committee operates under a Board-approved written charter and each member meets the independence requirements of the NYSE’s listing standards. The Committee assists the Board in overseeing the Company’s accounting and reporting practices by:

•	meeting with its financial management and independent registered public accounting firm (Ernst &

Young LLP) to review the financial statements, quarterly earnings releases and financial data of the Company;

•	reviewing and selecting the independent registered public accounting firm who will audit the Company’s financial statements;

•	reviewing the selection of the internal auditors (Brown Smith Wallace LLC) who provide internal audit services;

•	reviewing the scope, procedures and results of the Company’s financial audits, internal audit procedures and internal controls assessments and procedures under Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”); and

•	evaluating the Company’s key financial and accounting personnel.

A representative of Ernst & Young LLP is expected to be present at the annual meeting and will have the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

At its February 21, 2008 meeting, the Board determined that Messrs. Rethore, Bain, and Harris each was an Audit Committee Financial Expert as defined in the rules pursuant to the Sarbanes-Oxley Act of 2002 and each is independent. Because of Ms. Brown’s recent appointment to the Board and Audit Committee (February 21, 2008), the Board will wait until next year to determine if she is an Audit Committee Financial Expert.

Audit Committee Report

The Audit Committee assists the Company’s Board of Directors in its general oversight of the Company’s financial reporting process. Management is responsible for the preparation and presentation of the Company’s financial statements. Ernst & Young LLP (“EY”), the Company’s independent registered public accounting firm for 2007, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the United States.

The Committee has reviewed and discussed the Company’s audited financial statements for 2007 with management and has discussed with EY the matters that are required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

EY has provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Committee has discussed with EY and confirmed that firm’s independence. The Committee has concluded that EY’s provision of non-audit services to the Company and its subsidiaries is compatible with EY’s independence.

Based on these reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2007.

Bernard G. Rethore (Chair)
Lorne D. Bain
Judy Brown
Michael F.O. Harris

Fees to Independent Registered Public Accountants for 2007 and 2006

The following table presents fees for professional services rendered by EY for the audit of the Company’s annual financial statements and internal control over financial reporting for 2007 and 2006 as well as other permissible audit-related and tax services.

	2007	2006

Audit Fees	$3,095,609	$1,852,558
Audit-Related Fees	1,170,893	713,200
Tax Fees	79,966	204,861
All Other Fees	0	0

Total EY fees	$4,346,468	$2,770,619

“Audit fees” primarily represent amounts paid or expected to be paid for audits of the Company’s financial statements and internal control over financial reporting under SOX 404, and reviews of SEC Forms 10-Q, Forms 8-K, Form S-4, and Form 10-K and statutory audit requirements at certain non-U.S. locations.

“Audit-related fees” are primarily related to due diligence services on completed and potential acquisitions.

“Tax fees” for 2007 and 2006 are for domestic and international compliance totaling $20,252 and $176,876, respectively, and tax consulting totaling $59,714 and $27,985, respectively.

In approving such services, the Audit Committee did not rely on the pre-approval waiver provisions of the applicable rules of the SEC.

Audit Committee’s Pre-Approval Policies and Procedures

Audit Fees:  For 2007, the Committee reviewed and pre-approved the audit services and estimated fees for the year. Throughout the year, the Committee received project updates and, if appropriate, approved or ratified any amounts exceeding the original estimates.

Non-Audit Services and Fees:  Annually, and otherwise as necessary, the Committee reviews and pre-approves all non-audit services and the estimated fees for such services. For recurring services, such as tax compliance, expatriate tax returns, and statutory filings, the Committee reviews and pre-approves the services and estimated total fees for such matters by category and location of service. The projected fees are updated quarterly and the Committee considers and, if appropriate, approves any amounts exceeding the original estimates.

For non-recurring services, such as special tax projects, due diligence or other tax services, the Committee reviews and pre-approves the services and estimated fees by individual project. The projections are updated quarterly and the Committee reviews, and, if appropriate, approves any amounts exceeding the original estimates.

Should an engagement need pre-approval before the next Committee meeting, the Committee has delegated to the Committee Chair (or if he were unavailable, another Committee member) authority to grant such approval. Thereafter, the entire Committee will review such approval at its next quarterly meeting.

Compensation Committee

The Compensation Committee of Belden determines, approves and reports to the Board on all elements of compensation for the Company’s elected officers. The Committee reviews the design, funding and competitiveness of the Company’s retirement programs. The Committee also assists the Company in developing compensation and benefit strategies to attract, develop and retain qualified employees. The Committee operates under a written charter approved by the Board.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies, evaluates and recommends nominees for the Board for each annual meeting (and to fill vacancies during interim periods); evaluates the composition, organization, and governance of the Board and its committees; oversees senior management succession planning; and develops and recommends corporate governance principles and policies applicable to the Company. The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders if such nominations are submitted to the Company prior to the deadline for proposals to be included in future proxy statements as noted above under the caption “Nomination of Director Candidates.”

The Committee’s responsibilities with respect to its governance function include considering matters of corporate governance and reviewing (and recommending to the Board revisions to) the Company’s corporate governance guidelines and its code of ethics, which applies to all Company employees, officers and directors. The Committee is governed by a written charter approved by the Board.

Corporate Governance

Current copies of the Audit, Compensation and Nominating and Corporate Governance charters, as well as the Company’s governance principles and code of ethics, are available on the Company’s website at www.belden.com under the heading “Corporate Governance.” Printed copies of these materials are also available to stockholders upon request, addressed to the Corporate Secretary, Belden Inc., 7701 Forsyth Boulevard, Suite 800, St. Louis, Missouri 63105.

Communications with Directors

The Company’s Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board (including Bryan Cressey, Chairman of the Board and presiding director for non-management director meetings), any Board committee or any chair of any such committee by U.S. mail, through calling the Company’s hotline or via e-mail.

To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Company’s Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary, Belden Inc.” at 7701 Forsyth Boulevard, Suite 800, St. Louis, MO 63105. To communicate with any of our directors electronically or through the Company’s hotline, stockholders should go to our corporate website at www.belden.com. Under the headings “Corporate Governance,” you will find the Company’s hotline number (with access codes for dialing from outside the U.S.) and an e-mail address that may be used for writing an electronic message to the Board, any individual directors, or any group or committee of directors. Please follow the instructions on our website to send your message.

All communications received as set forth in the preceding paragraph will be opened by (or in the case of the hotline, initially reviewed by) our corporate ombudsman for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the corporate ombudsman’s office will send copies of the contents to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

In addition, it is the Company’s policy that each director attends the annual meeting absent exceptional circumstances. Messrs. Aldrich, Bain, Balk, Cressey, Harris, Kalnasy, Monter, and Stroup attended the Company’s 2007 annual meeting.

INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be
held on May 22, 2008

The notice of annual meeting, proxy statement and our 2007 annual report may be viewed online at https://www.proxydocs.com/bdc. You may find more information about the date, time and location of the annual meeting of stockholders, as well as the items to be voted on by stockholders at the annual meeting, in the sections entitled “Notice of Annual Meeting of Stockholders” and “Questions and Answers About the Proxy Materials and the Annual Meeting” beginning on page one of this proxy statement. There, you will also find information about attending the annual meeting and voting your proxy, including where you may find the individual control numbers necessary to vote your shares by telephone or over the Internet.

DIRECTOR COMPENSATION

Each non-employee director receives a $60,000 annual cash retainer; a time vested (twelve month) annual restricted share (RSU) award of $115,000 divided by the then-current share price; an additional $10,000 per year for the chair of the Audit Committee; an additional $5,000 per year to the chairs of the Compensation and Nominating and Corporate Governance Committees; an additional $5,000 per year to members of the Audit Committee and members of other committees who serve on more than one committee; and upon appointment, a non-employee director receives a time-vested RSU award of 2,500 shares. With respect to Ms. Brown’s appointment award, her RSU’s vest in twelve months; with respect to Ms. McLeod’s appointment award, the Board decided to begin emphasizing the retention aspect of the award by having the RSUs vest equally over three years. The following table provides information on non-employee director compensation for 2007.

	Fees Earned or			All Other
	Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Compensation(4)	Total
	($)	($)	($)	($)	($)
David Aldrich	49,500	166,709	—	—	216,209
Lorne D. Bain	71,750	67,064	—	—	138,814
Lance C. Balk	64,750	67,064	—	4,723	136,537
Bryan C. Cressey	64,833	67,064	—	—	131,897
Michael F.O. Harris	71,750	67,064	—	—	138,814
Glenn Kalnasy	65,417	67,064	—	—	132,481
John M. Monter	73,333	67,064	—	7,034	147,431
Bernard G. Rethore	78,250	67,064	—	—	145,314

(1)	Amount of cash retainer and committee fees. Neither Ms. Brown nor Ms. McLeod was a director of the Company in 2007.

(2)	As required by the instructions for completing this column “Stock Awards,” amounts shown for RSUs awarded to each non-employee director in 2007 are the amounts recognized by the Company for financial statement reporting purposes in accordance with FAS 123R. This standard requires that the cost be pro-rated for the twelve month vesting period. Each director received 2,033 RSUs in May 2007 and Mr. Aldrich received an additional RSU award of 2,500 in February 2007 upon his appointment to the Board; these vested on the anniversary date of his appointment.

(3)	The aggregate number of option awards outstanding at the end of 2007.

Options Outstanding
(#)
Aldrich	—
Bain	—
Balk	11,000
Cressey	14,000
Harris	12,000
Kalnasy	11,000
Monter	—
Rethore	—

(4)	Amount of interest earned on deferred dividends and director fees.

The Board’s policy is that each non-employee director holds Company stock equal in value to five times his or her annual cash retainer (currently 5 times $60,000). Upon appointment, a member has five years to meet this requirement, but must meet interim goals during the five-year period of: 20% after one year; 40% after two years; 60% after three years; and 80% after four years. The in-the-money value of vested stock options and the value of unvested RSUs are included in making this determination at the higher of their grant date value or current market value. Messrs. Bain, Balk, Cressey, Harris, Kalnasy, Monter and Rethore each meet 100% of the stock holding requirement. Mr. Aldrich, who was appointed to the Board in February 2007, meets the second-year interim requirement and Ms. Brown and Ms. McLeod, who were appointed to the Board in February 2008, meet the first-year interim requirement.

PROPOSAL TO BE VOTED ON:

ELECTION OF DIRECTORS

The Company has eleven directors — Ms. Brown, Ms. McLeod, and Messrs. Aldrich, Bain, Balk, Cressey, Harris, Kalnasy, Monter, Rethore and Stroup. The term of each director will expire at this annual meeting and the Board proposes that each of them be reelected for a new term of one year and until their successors are duly elected and qualified. Each nominee has consented to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

David Aldrich, 51, was appointed to the Company’s Board in February 2007. Since April 2000, he has served as President, Chief Executive Officer, and Director of Skyworks Solutions, Inc. (“Skyworks”). Skyworks is an innovator of high performance analog and mixed signal semiconductors enabling mobile connectivity. Mr. Aldrich received a B.S. degree in marketing and political science from Providence College and an M.B.A. degree from the University of Rhode Island.

Lorne D. Bain, 66, had been a director of Belden 1993 Inc. since 1993 and was appointed to the Company’s Board at the time of the merger of Belden 1993 Inc. and Cable Design Technologies Corporation in 2004 (the “Merger”). Until September 2000, he served as Chairman, President and Chief Executive Officer of WorldOil.com, a trade publication and Internet-based business serving the oilfield services industry. From 1997 to February 2000, he was Managing Director of Bellmeade Capital Partners, L.L.C., a venture capital firm. From 1991 to 1996, he was Chairman and Chief Executive Officer of Sanifill, Inc., an environmental services company. Mr. Bain received a B.B.A. degree from St. Edwards University and a J.D. degree from the University of Texas School of Law and has completed Harvard Business School’s Advanced Management Program.

Lance C. Balk, 50, has been a director of the Company since March 2000. Since November 2007, Mr. Balk has served as Senior Vice President and General Counsel of Siemens Healthcare Diagnostics. From May 2006 to November 2007, he served in those positions with Dade Behring, a leading supplier of products, systems and services for clinical diagnostics, which was acquired by Siemens Healthcare Diagnostics in November 2007. Siemens Healthcare Diagnostics is the world’s largest provider of diagnostic products, formed by the strategic combination of Bayer HealthCare Diagnostics Division, Diagnostic Products Corporation and Dade Behring. Previously, he had been a partner of Kirkland & Ellis LLP since 1989, specializing in securities law and mergers and acquisitions. Mr. Balk received a B.A. degree from Northwestern University and a J.D. degree and an M.B.A. degree from the University of Chicago.

Judy Brown, 39, was appointed to the Company’s Board in February 2008. Since July 2006, she has served as Executive Vice President, Chief Financial Officer and Chief Accounting Officer of Perrigo Company (“Perrigo”). Ms. Brown joined Perrigo in September 2004 as Vice President and Corporate Controller. Perrigo is a leading global healthcare supplier and the world’s largest manufacturer of over-the-counter pharmaceutical and nutritional products for store brand products sold by food, drug, mass merchandise, dollar store and club store retailers under their own labels. Previously, Ms. Brown held various senior positions in finance and operations at Whirlpool Corporation from 1998 to August 2004. She received a B.S. degree from the University of Illinois and an M.B.A. from the University of Chicago.

Bryan C. Cressey, 58, has been Chairman of the Board of the Company since 1988 and a director of the Company since 1985. For the past twenty-seven years, he has also been a General Partner and Principal of Golder, Thoma and Cressey and Thoma Cressey Equity Partners, both private equity firms. In February 2007, Thoma Cressey Equity Partners was renamed Thoma Cressey Bravo. Thoma Cressey Bravo specializes in software, healthcare, business services and other consolidating industries including education, distribution and consumer products. He is also a director of Select Medical Corporation and Jazz Pharmaceutical, both public companies, and several private companies. Mr. Cressey received a B.A. degree from the University of Washington and a J.D. degree and an M.B.A. degree from Harvard University.

Michael F.O. Harris, 69, has been a director of the Company since 1985. From 1982 to 2003, Mr. Harris was a Managing Director of The Northern Group, Inc., which acted as Managing General Partner of various investment partnerships that owned several manufacturing companies. Mr. Harris received a B.S. degree from Yale University and an M.B.A. degree from Harvard University.

Glenn Kalnasy, 64, has been a director of the Company since 1985. From February 2002 through October 2003, Mr. Kalnasy served as the Chief Executive Officer and President of Elan Nutrition Inc., a privately held company. From 1982 to 2003, he was a Managing Director of The Northern Group, Inc. Mr. Kalnasy received a B.S. degree from Southern Methodist University.

Mary S. McLeod, 51, was appointed to the Company’s Board in February 2008. Since April 2007, Ms. McLeod has served as Senior Vice President of Global Human Resources at Pfizer Inc. (“Pfizer”), the world’s largest research-based pharmaceutical company. Prior to joining Pfizer, from January to April 2007, Ms. McLeod was an executive vice president of Korn Consulting Group (“Korn”), a firm specializing in helping companies through large-scale change, where she spent much of her time consulting on behalf of Pfizer. Before joining Korn, from March 2005 to January 2007, Ms. McLeod led human resources for Symbol Technologies (“Symbol”), a worldwide supplier of mobile data capture and delivery equipment. Prior to joining Symbol, from October 2001 to February 2005, she was head of human resources for Charles Schwab. Ms. McLeod received a B.A. degree from Loyola University and a master’s degree from the University of Missouri.

John M. Monter, 60, had been a director of Belden 1993 Inc. since 2000 and was appointed to the Company’s Board at the time of the Merger. From 1993 to 1996, he was President of the Bussmann Division of Cooper Industries, Inc. Bussmann manufactures electrical and electronic fuses. From 1996 through 2004, he was President and Chief Executive Officer of Brand Services, Inc. (“Brand”) and also a member of the board of directors of the parent companies, Brand DLJ Holdings (1996-2002) and Brand Holdings, LLC (2002-2006). He was named Chairman of DLJ Holdings in 2001 and Chairman of Brand Holdings, LLC in 2002. From January 1, 2005 through April 30, 2006, he served as Vice Chairman, Brand Holdings, LLC. Brand is a supplier of scaffolding and specialty industrial services. In 2008, Mr. Monter was elected a director on the board of Environmental Logistics Services, a privately held company that is owned by Centre Partners. Environmental Logistics Services is a hauler and disposer of solid wastes. He received a B.S. degree in journalism from Kent State University and an M.B.A. degree from the University of Chicago.

Bernard G. Rethore, 66, had been a director of Belden 1993 Inc. since 1997 and was appointed to the Company’s Board at the time of the Merger. In 1995 he became Director, President and Chief Executive Officer of BW/IP, Inc., a supplier of fluid transfer equipment, systems and services, and was elected its Chairman in 1997. In July 1997, Mr. Rethore became Chairman and Chief Executive Officer of Flowserve Corporation, which was formed by the merger of BW/IP, Inc., and Durco International, Inc. In 2000, he retired as an executive officer and director and was named Chairman of the Board, Emeritus. From 1989 to 1995, Mr. Rethore was Senior Vice President of Phelps Dodge Corporation and President of Phelps Dodge Industries. He received a B.A. degree in economics (Honors) from Yale University and an M.B.A. degree from the Wharton School of the University of Pennsylvania. He also is a director of Dover Corporation, Walter Industries, Inc. and Mueller Water Products, Inc.

John S. Stroup, 41, was appointed President, Chief Executive Officer and member of the Board effective October 31, 2005. From 2000 to the date of his appointment with the Company, he was employed by Danaher Corporation, a manufacturer of professional instrumentation, industrial technologies, and tools and components. At Danaher, he initially served as Vice President, Business Development. He was promoted to President of a division of Danaher’s Motion Group and later to Group Executive of the Motion Group. Earlier, he was Vice President of Marketing and General Manager with Scientific Technologies Inc. He received a B.S. degree in mechanical engineering from Northwestern University and an M.B.A. degree from the University of California at Berkeley.

The Belden Board of Directors Unanimously Recommends a Vote “For” the Proposal.

EQUITY COMPENSATION PLAN INFORMATION ON DECEMBER 31, 2007

				C
	A			Number of Securities
	Number of Securities			Remaining Available for
	to be Issued Upon		B	Future Issuance Under
	Exercise of		Weighted Average	Equity Compensation Plans
	Outstanding		Exercise Price of	(Excluding Securities
Plan Category	Options		Outstanding Options	Reflected in Column A)

Equity Compensation Plans Approved by Stockholders(1)	1,596,099	(2)	30.95	1,571,755	(3)
Equity Compensation Plans Not Approved by Stockholders(4)	586,391	(5)	22.03	0
Total	2,182,490			1,571,755

(1)	Consists of the Belden Inc. Long-Term Incentive Plan (the “1993 Belden Plan”); the Belden Inc. 2003 Long-Term Incentive Plan (the “2003 Belden Plan”); the Cable Design Technologies Corporation Supplemental

Long-Term Performance Incentive Plan (the “CDT Supplemental Plan”); and the Cable Design Technologies Corporation 2001 Long-Term Performance Incentive Plan (the “2001 CDT Plan”). The 1993 Belden Plan and the CDT Supplemental Plan have expired or have been terminated, but stock option awards remain outstanding under these plans. Since March 2005, no awards have been issued under the 2003 Belden Plan and the Company does not intend to do so.

(2)	Consists of 360,423 shares under the 1993 Belden Plan; 177,994 shares under the 2003 Belden Plan; 1,875 shares under the CDT Supplemental Plan; and 1,055,807 shares under the 2001 CDT Plan. All of these shares pertain to outstanding stock options or stock appreciation rights (“SARs”).

(3)	Consists of 1,571,755 shares under the 2001 CDT Plan. The number of shares in reserve under the 2001 CDT plan was reduced by 84,150, the number of RSUs issued in February 2008 for the attainment of the 2007 performance goals.

(4)	Consists of Cable Design Technologies Corporation 1999 Long-Term Performance Incentive Plan (the “1999 CDT Plan”) and the Executive Employment Agreement between the Company and John Stroup dated September 26, 2005 (the “Employment Agreement”). The Company has terminated the 1999 CDT Plan but stock option awards remain outstanding under it. Mr. Stroup’s Employment Agreement, effective October 31, 2005, provided for, among other things, the award to Mr. Stroup of 451,580 stock options and 150,526 restricted stock units (“RSUs”) to compensate him for the “in the money” value of his unvested options and unvested restricted stock that he forfeited upon leaving his prior employer and as a further inducement to leave his prior employment. The amount of Mr. Stroup’s RSUs excludes the amount of accrued stock dividends, which he is entitled to receive per his Employment Agreement. At December 31, 2007, Mr. Stroup had accrued 1,635 RSUs for accrued dividends. 100,000 of Mr. Stroup’s stock options were granted under the 2001 CDT Plan; the remaining stock options and all of the restricted stock units were granted outside of any long-term incentive plan. Starting in 2006, Mr. Stroup began participating in the Company’s long-term incentive plans.

(5)	Consists of 84,285 shares under the 1999 CDT Plan (all pertaining to outstanding stock options) and 502,106 shares (351,580 stock options and 150,526 restricted stock units) under Mr. Stroup’s Employment Agreement. The weighted average exercise price does not take into account Mr. Stroup’s restricted stock units.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of Belden common stock beneficially owned (unless otherwise indicated) by our directors, the executive officers named in the Summary Compensation Table below and the directors and named executive officers as a group. Except as otherwise noted, all information is at March 1, 2008.

BENEFICIAL OWNERSHIP TABLE OF DIRECTORS, NOMINEES AND
EXECUTIVE OFFICERS

	Number of Shares
	Beneficially	Acquirable	Percent of Class
Name	Owned(1)(2)	Within 60 Days(3)	Outstanding(4)
David Aldrich	4,533	—		*
Lorne D. Bain	19,068	—		*
Lance Balk	16,387	11,000		*
Gray Benoist	43,067	14,983		*
Kevin Bloomfield	22,135	118,601		*
Judy Brown	2,500			*
Robert Canny**	—	—		*
Bryan C. Cressey	103,722	14,000		*
Michael F. O. Harris	26,586	12,000		*
Glenn Kalnasy	19,937	11,000		*
John M. Monter	25,691	—		*
Mary S. McLeod	2,500			*
Bernard G. Rethore(5)	18,633	—		*
D. Larrie Rose**	31,058	85,806		*
Peter Sheehan**	2,849	22,301		*
John Stroup	227,161	374,721		*
All directors and named officers as a group (16 persons)	565,827	664,412		*

*	Less than one percent

**	Mr. Canny left the Company in September 2007; Mr. Sheehan left the Company in February 2008; and Mr. Rose retired from the Company in February 2008.

(1)	The number of shares includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. Mr. Cressey’s number does not include shares held by the Bryan and Christina Cressey Foundation. Mr. Cressey is the President of the foundation and disclaims any beneficial ownership of shares owned by the foundation.

(2)	The number of shares shown for Ms. Brown and Ms. McLeod represents unvested RSUs of 2,500 awarded to each of them on the date they were appointed to the Board in February 2008. For each of Messrs. Aldrich, Bain, Balk, Cressey, Harris, Kalnasy, Monter, and Rethore the number of shares includes unvested RSUs of 2,033 awarded to each of them in May 2007. For executive officers, the number of shares includes unvested RSUs granted under the Company’s long-term incentive plans and, for Mr. Stroup, the number of shares includes unvested employment inducement RSUs granted outside such plans on the date of his employment: Mr. Stroup — 189,661 RSUs; Mr. Benoist — 31,703 RSUs; Mr. Bloomfield — 11,100 RSUs; and all named executive officers as a group — 232,464 RSUs.

(3)	Reflects the number of shares that could be purchased by exercise of stock options and the number of SARs that are exercisable at March 1, 2008, or within 60 days thereafter, under the Company’s long-term incentive plans. Upon exercise of a SAR, the holder would receive the difference between the market price of Belden shares on the date of exercise and the exercise price paid in the form of Belden shares.

(4)	Represents the total of the “Number of Shares Beneficially Owned” column (excluding RSUs, which do not have voting rights before vesting) divided by the number of shares outstanding at March 3, 2008 — 44,126,565.

(5)	Includes 9,600 shares held in trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the Securities and Exchange Commission and other reports submitted by our directors and officers, we believe that all of our directors and executive officers complied during 2007 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

BENEFICIAL OWNERSHIP TABLE OF SHAREHOLDERS
OWNING MORE THAN FIVE PERCENT

The following table shows information regarding those shareholders known to the Company to beneficially own more than 5% of the outstanding Belden shares for the period ending on December 31, 2007.

	Amount and Nature	Percent of
Name and Address	of Beneficial	Outstanding
of Beneficial Owner	Ownership	Common Stock

FMR Corp.	4,501,290(1)	9.95%
82 Devonshire Street
Boston, MA 02109
T. Rowe Price Associates, Inc.
100 E. Pratt Street	3,087,693(2)	6.8%
Baltimore, MD 21202
Columbia Wanger Asset Management, L.P.	2,822,000(3)	6.24%
227 West Monroe Street, Suite 3000
Chicago, IL 60606
Whitebox Advisors, LLC	2,971,318(4)	6.2%
Whitebox Convertible Arbitrage Advisors, LLC
Whitebox Diversified Convertible Arbitrage
Advisors, LLC
Pandora Select Advisors, LLC
(collectively the “Whitebox Group”)
3033 Excelsior Boulevard
Suite 300
Minneapolis, MN 55416
Barclays Global Investors, N.A.	2,505,876(5)	5.54%
Barclays Global Fund Advisors
Barclays Global Investors, Ltd
(collectively the “Barclays Group”)
45 Fremont Street
San Francisco, CA 94105
Trafelet & Company, LLC	3,441,500(6)	7.6%
900 Third Avenue
5th Floor
New York, NY 10022

(1)	Information based on Schedule 13G/A filed with the SEC by FMR LLC on February 14, 2008, reporting sole voting power over 476,990 shares and sole dispositive power over 4,501,290 shares.

(2)	Information based on a Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc. on February 14, 2008, reporting sole voting power over 760,030 shares and sole dispositive power over 3,087,693 shares.

(3)	Information based on Schedule 13G filed with the SEC by Columbia Wanger Asset Management, L.P. on January 24, 2008, reporting sole voting power over 2,662,000 shares, shared voting power over 160,000 shares and sole dispositive power over 2,822,000 shares.

(4)	Information based on Schedule 13G filed with the SEC by Whitebox Group on February 14, 2008. Whitebox Group has advised that it owns some of the Company’s convertible debentures and that upon conversion it would have shared voting power over 2,971,318 shares and shared dispositive power over 2,971,318 shares.

(5)	Information based on Schedule 13G filed with the SEC by the Barclays Group on January 10, 2008, reporting sole voting power over 1,930,298 shares and sole dispositive power over 2,505,876 shares, the aggregate number owned by the Barclays Group.

(6)	Information based on Schedule 13G/A filed with the SEC by Trafelet Capital Management, L.P. on February 14, 2008, reporting shared voting and dispositive powers over 3,441,500 shares.

EXECUTIVE COMPENSATION:

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of this proxy statement. Based on such review and discussion, the Committee recommended to the Board of Belden that the Compensation Discussion and Analysis be included in the proxy statement.

Glenn Kalnasy (Chair)
David Aldrich
John Monter

Compensation Discussion and Analysis

Principles and Objectives

The Compensation Committee sets the general compensation philosophy for Belden. The Committee’s overriding objectives are to ensure that executive compensation is competitive and performance-based so Belden can attract, motivate, reward and retain key executive personnel and can ensure that executive compensation is closely aligned with the Company’s short-term and long-term objectives.

The Committee achieves these objectives through the various elements of Belden’s executive compensation program. The structure of this program relates a significant part of an executive’s compensation opportunity to Belden’s stock performance, its financial performance and performance against its three-year strategic plan.

Annual Process for Determining Total Compensation

The Compensation Committee is responsible for determining and approving the total compensation of the CEO and other executive officers based on the Committee’s evaluation of Company performance and the executive’s individual performance relative to pre-established performance goals and objectives. The Committee’s approval of compensation actions with respect to executive officers other than the CEO is based on the CEO’s performance evaluation of each such officer. The Committee also considers recommendations from Mr. Stroup regarding total compensation for those executives reporting directly to him.

The Committee annually reviews a summary of each component of compensation for each executive officer. The Committee’s independent compensation consultant, Deloitte Consulting LLP, prepares this summary. The summary includes information concerning the executive’s current salary, annual cash incentive opportunity, outstanding vested and unvested equity awards, retirement benefits, health benefits, perquisites and the amounts payable upon separation of employment or upon a change-in-control of the Company.

Under the Committee’s direction, Deloitte also conducts an annual review of the Company’s total compensation program for its executive officers. Deloitte provides the Committee with current market data on executive compensation and advises the Committee periodically on executive compensation philosophy, strategy and implementation. In its most recent review, the Committee concluded that annual compensation for its executive officers — with respect to compensation levels as well as structure — remained consistent with its philosophy and objectives.

The Company targets salaries of executive officers at the 50th percentile of the competitive market and targets annual cash incentive and long-term equity opportunities at the 75th percentile of the competitive market. Any salary increase for an executive officer must be approved by the Compensation Committee. Information on survey data and Belden’s peer group used to review comparable executive compensation is included below under the heading “Benchmarking.” A discussion of the Company’s incentive plans is provided below under the headings “Annual Cash Incentive Awards” and “Long-Term Equity Incentive Plan.”

Elements of Executive Compensation

Compensation for executive officers consists of the following elements:

•	Salary

•	Annual cash incentive awards

•	Long-term equity incentive awards (stock appreciation rights, performance share units, and restricted share units)

•	Retirement benefits

•	Health benefits

•	Perquisites

Salary

Salaries of the named executive officers are reviewed annually and at the time of a promotion or other change in responsibilities. Increases in salary are based on a review of the individual’s performance, the competitive market, the individual’s experience and internal equity. Mr. Stroup annually reviews each executive officer’s performance and the Board reviews Mr. Stroup’s performance. Each executive officer’s performance is scored on a scale 1 (least effective) to 5 (exceptional), and based on the outcome of such review, an officer may receive a merit increase in salary, which the Compensation Committee must approve.

Merit increases are based on where the executive officer falls relative to median market targets that are divided into three categories — below market, market and above market. Anyone who scores “least effective” or “needs improvement” will not receive a merit increase and may be given an opportunity to improve performance or be dismissed. The named executive officers’ salaries with respect to their median market targets at December 31, 2007 were: Mr. Stroup, 78%; Mr. Benoist, 98%, Mr. Rose, 113%; Mr. Sheehan, 143%; and Mr. Bloomfield, 92%. (Messrs. Sheehan and Rose left the Company in February 2008 and Mr. Canny, another named executive officer, left the Company in September 2007. Information on each of their separation arrangements is included below under the heading “Departures of Former Executive Officers.”)

Annual Cash Incentive Awards

Executive officers participate in Belden’s annual cash incentive plan. Five hundred eleven (511) employees participated in the plan’s 2007 performance period. Under the plan, participants earn cash awards based on the achievement of Company and individual performance goals. For 2007, the amount paid under the plan to all participants was $11,231,006 — 0.55% of 2007 revenue. Annual cash incentive awards primarily reward short-term performance. The targeted annual cash incentive is based on an analysis of compensation for comparable positions in Belden’s peer group.

The actual cash incentive award for executive officers is computed using the following formula:

Actual Award = Target Award X a Financial Factor X a Personal Performance Factor.

(The terms “Financial Factor” and “Personal Performance Factor” are discussed below.)

The 2007 target and actual cash incentive awards paid to the named executive officers are shown below.

2007 Annual Cash Incentive Awards

		Target
		Bonus		Personal	Actual Cash	Actual
	Target as a	Award	Financial	Performance	Award	Award as a
Name	% of Salary(1)	($)	Factor	Factor	($)	% of Salary

Mr. Stroup	130	780,000	1.28	1.5	1,497,600	249.6
Mr. Benoist	85	306,000	1.28	1.15	450,400	125
Mr. Rose	70	218,400	0.99	1.0	216,200	69
Mr. Sheehan	70	262,500	1.25	1.0	330,500	88
Mr. Bloomfield	70	199,500	1.28	1.15	295,700	103

(1)	Target annual cash incentive awards are based on salary levels in effect at June 30, 2007.

Financial Factor

The Financial Factor for Messrs. Stroup, Benoist and Bloomfield was based entirely on consolidated results — 80% on consolidated net income from continuing operations and 20% on consolidated working capital turns. These goals were chosen because in management’s view they are the key elements that drive annual improvement in operating results and are instrumental in the Company achieving its three-year strategic objectives.

Working capital turns is calculated using a twelve point average of working capital turns at the end of each month during the calendar year computed by taking the ratio at the end of each month of (i) annualized actual cost of goods sold for the prior month and the current month plus the forecasted cost of goods sold for the next month to (ii) operating working capital at the end of the month.

The Financial Factor for Mr. Rose was divided equally between his division results (50%) and consolidated results (50%). This split was used so division presidents would provide appropriate focus on their achieving division operating and financial goals. The Financial Factor for division performance was based on division operating income (70%) and division working capital turns (30%). Mr. Sheehan’s Financial

Factor was based on the period in which he headed the Company’s Belden Americas Division and the period in which he headed the Company’s global marketing group, the latter of which was based on consolidated results.

The table below shows threshold, target and actual levels of the Financial Factor for Messrs. Stroup, Benoist and Bloomfield. The objectives in the Financial Factors reflect a significant level of difficulty for the executives given the business environment and challenges faced by the Company in 2007 and are intended to reflect 75th percentile performance levels. The target level for the consolidated net income component of the Financial Factor was the same as used by the Company in its 2007 operating budget and the target level for the working capital turns component of the Financial Factor was the actual 2006 working capital turns plus one turn improvement.

Both of these represent stretch goals compared to 2006 performance — i.e., 2006 consolidated operating income from continuing operations was $103.5 million compared to a 2007 target of $130 million and the 2006 consolidated working capital turns was 3.7 compared to a 2007 target of 4.7. Although there is no maximum level of financial performance, the annual cash incentive plan is capped with respect to the payment of individual awards at a maximum award of $5 million per year and the amount payable to all participants in any one-year performance period is capped at three times the total target amounts for all participants.

2007 Financial Factor for Consolidated Results

Criteria	Threshold	Target	Actual
Consolidated net income (80)%	$104,000,000	$130,000,000	$146,228,000
Consolidated working capital turns (20)%	3.7	4.7	5.0
Financial Factor	0.8	1.0	1.28

The table below shows threshold, target and actual levels of the Financial Factors for Mr. Rose and Mr. Sheehan, who headed the Company’s Belden Americas Division for seven months during 2007. Similar to the corporate level goals, there is no maximum level to financial performance.

2007 Financial Factor for Division Results

Criteria	Threshold	Target	Actual
Division operating income (70)%	Mr. Rose, $28,200,000; Mr. Sheehan, $129,300,000	Mr. Rose, $35,200,000; Mr. Sheehan, $161,600,000	Mr. Rose, $30,725,000; Mr. Sheehan, $169,625,000
Division working capital turns (30)%	Mr. Rose, 3.4; Mr. Sheehan, 4.4	Mr. Rose, 4.4; Mr. Sheehan, 5.4	Mr. Rose, 3.8; Mr. Sheehan, 6.0
Financial Factor	0.8	1.0	Mr. Rose, 0.99; Mr. Sheehan, 1.25(1)

(1)	Mr. Sheehan’s Financial Factor of 1.25 is a weighted average of the Financial Factor for Belden Americas 1.23 X 7/12 for the 7 months he headed that division and the consolidated Financial Factor of 1.28 X 5/12 for the 5 months of 2007 he oversaw the Company’s global marketing group.

Consolidated net income, consolidated working capital, division operating income and division working capital were adjusted to reflect certain unusual events during the year. These one-time adjustments primarily concerned restructuring of the Company’s operations. The Committee believed it was appropriate to adjust the financial results for these matters in order to encourage timely restructuring of the Company’s operations. These restructurings were necessary for the Company to achieve its operating income and working capital goals, which are key elements in improving operating and financial performance. Had these adjustments not been made, the Financial Factor for Messrs. Stroup, Benoist and Bloomfield would have been 1.14; the Financial Factor for Mr. Rose would have been 1.02; and the Financial Factor for Mr. Sheehan would have been 1.15.

Personal Performance Factor

Awards based on the Financial Factor are adjusted by each executive officer’s Personal Performance Factor, which ranges from 0.5 to 1.5 based on the attainment of 2007 personal performance goals. The personal performance goals reflected in the Personal Performance Factor measure the attainment of short and long-term annual goals, including those set out in the Company’s three-year strategic plan. The Company’s key strategic initiatives include consolidating its manufacturing to low cost regions, expanding its presence in Asia, expanding beyond its legacy copper cable products into fiber, wireless and connectivity, pursuing global marketing and solutions selling, and improving its product portfolio and brand management. The cornerstone of the Company’s strategy is to use its new talent management process to recruit and retain the talent necessary to achieve these strategic goals.

Mr. Stroup annually scores each executive officer on the achievement of their goals and the Board scores Mr. Stroup on the attainment of his goals. The 2007 Personal Performance Factors for the named executive officers used in determining annual cash incentive awards are as a follows: Mr. Stroup, 1.5; Messrs. Benoist and Bloomfield, 1.15; and Messrs. Rose and Sheehan, 1.0.

Prior Long-Term Cash Incentive Plan

The Company also has a long-term cash incentive plan that is being phased out. Payments under the last performance cycle under the plan (2004-2007 cycle) will be made later this year. Messrs. Rose and Bloomfield are the only named executive officers who currently participate in this plan. The performance measures under the plan compare the Company’s average annual growth rate to a peer group of approximately fifty electrical and electronic equipment companies over the four-year performance cycle. Cash payments made in 2007 for the 2003-2006 cycle to Messrs. Rose and Bloomfield and the estimated amount payable in 2008 for the 2004-2007 cycle to Messrs. Rose and Bloomfield, are noted below in the “Non-Equity Incentive Plan” column of the Summary Compensation Table. Once the 2004-2007 cycle payment is made later this year, the plan will terminate.

Long-Term Equity Incentive Plan

The long-term equity incentive plan is designed to ensure that the Company’s executive officers have a continuing stake in the long-term success of the Company. In addition, the plan emphasizes pay-for-performance. In general, under the plan the Company’s executives receive half of their equity awards in the form of stock appreciation rights (SARs) and the other half in the form of performance share units (PSUs). The SARs are granted at the fair market value of Belden shares on the grant date. As such, they provide a material incentive to executives to obtain a significant stock ownership stake in the Company, but only if the Company’s share price increases during their ten-year term.

The PSUs serve several purposes. They have value to the holder only if targeted financial performance goals are achieved during their one-year performance measurement period and they serve as a retention tool because awards made for the attainment of the targeted financial performance goals are in the form of restricted stock units that vest equally over two years.

Each year, the Compensation Committee makes equity awards to executive officers and key managers (other than those to new hires) at its February meeting. Eligibility for equity awards is generally based on a threshold salary level, individual performance and the competitive market. However, the Company will selectively grant awards to certain individuals who do not meet the salary threshold based on their exemplary individual performance.

2007 Awards

Under the plan, the Company may grant various forms of equity awards, including SARs, PSUs and RSUs. At its February 2007 meeting, the Compensation Committee made 454,050 equity awards in the form of 372,800 SARs, 62,900 PSUs and 18,350 RSUs. The total represented approximately 1% of outstanding shares of Belden stock on March 3, 2008.

Messrs. Stroup and Benoist’s 2007 equity awards were based on their employment agreements. Mr. Stroup’s agreement provides that, for the three-year period of 2006 through 2008, he will receive equity awards having a grant date value of not less than $2.5 million per year. Mr. Benoist’s agreement provides that he will receive equity awards in 2007 valued at 200% of his base salary.

2007 Equity Awards

Name	SARs(1)	PSUs(2)	RSUs(3)
Mr. Stroup	107,400	—	75,000
Mr. Benoist	15,500	7,500	22,727
Mr. Rose	6,400	3,100	4,200
Mr. Sheehan	8,100	3,900	4,200
Mr. Bloomfield	8,600	4,200	3,600
Mr. Canny	6,400	3,100	3,450

(1)	The Committee granted SARs at the average of the high and low price of Belden stock on February 21, 2007 ($47.705), the grant date of the award. The SARs will vest in equal amounts over three years and will expire in ten years after the grant date. Upon exercise, the participant will receive in Belden shares the excess of fair market value per share at the time of exercise over the exercise price times the number of shares subject to the SAR. Mr. Stroup’s 2007 equity awards were entirely in the form of SARs to permit the Company to take a tax deduction for the awards in accordance with Section 162(m) of the Internal Revenue Code (the “IRC”).

The Belden shareholders approved an amendment to its long-term incentive plan at its 2007 annual meeting that was designed to permit the Committee to issue PSUs to Mr. Stroup and other covered executive officers that qualify as “performance-based” compensation under Section 162(m) of the IRC, and consequently would permit the Company to deduct the income that the recipient of the award recognizes as an ordinary business expense and not be subject to the limit of Section 162(m). Section 162(m) limits to $1 million annually the Company’s deduction for compensation paid to any “covered employee” (which includes the CEO) unless the compensation is “performance-based,” the requirements for which include stockholder approval of the material terms of the performance goals used for determining the compensation.

(2)	The Committee granted the PSU awards at its February 21, 2007 meeting. The number of PSUs granted to the named executive officers in 2007 was based on their 2006 Personal Performance Factor. The 2006 Personal Performance Factor for the named executive officers ranged from 1.05 to 1.40. The payout of RSUs based on these PSU awards is a function of the consolidated (corporate) Financial Factor as summarized above for the 2007 annual cash incentive awards under the heading “Financial Factor.”

If the Financial Factor for the performance period were equivalent to 0.7 (Threshold), then the PSU holder would be entitled to one-half (0.5) of an RSU for each PSU. If the Financial Factor were equivalent to 1.2 (Maximum) or greater, then the PSU holder would be entitled to receive one and one-half (1.5) of an RSU for each PSU. The number of RSUs is prorated for performance between the Threshold and Maximum. If the Financial Factor for the performance period were less than 0.7, then the PSU holder would not be entitled to receive any RSUs.

After expiration of the one-year performance period, the Committee determined at its February 2008 meeting the actual performance for the 2007 performance period. The Financial Factor for each named executive officer used in determining the number of awarded RSUs was the 2007 consolidated Financial Factor of 1.28, which results in the maximum award of RSUs (1.5 RSUs for each PSU). (See above under the heading “Financial Factor” for a discussion on this matter.)

RSUs awarded in February 2008 to named executive officers for the attainment of objectives for the 2007 performance period covered by their 2007 PSU awards

Name	Number
Mr. Benoist	11,250
Mr. Rose	4,650
Mr. Sheehan	—
Mr. Bloomfield	6,300

One-half of the awarded RSUs will vest one year after the grant date; the other half will vest two years after the grant date. Upon vesting, the holder will receive one Belden share for each RSU. Mr. Sheehan’s RSUs were cancelled in accordance with the terms of the PSU award agreement as a result of his leaving the Company on February 29, 2008. The vesting of Mr. Rose’s RSUs was accelerated when he retired from the Company on February 29, 2008 and as a result, he received his entire RSU award in the form of unrestricted Belden shares.

(3)	These RSUs were awarded to the named executive officers in February 2007 for their attainment of the performance objectives covered under the PSUs issued in 2006. Individual performance, the competitive market, executive experience and internal equity were factors used to determine the number of PSUs issued to each named executive officer at the beginning of the performance period in February 2006. The Financial Factor used in determining the number of RSUs for each named executive officer for the 2006 performance period was the 2006 Financial Factor for consolidated results (1.54) capped at 1.5. Because the Financial Factor was over 1.2 (the Maximum), the PSU holder received one and one-half (1.5) of an RSU for each PSU. The 2006 Financial Factor was adjusted to reflect certain unusual or unexpected events that occurred during the year, including excess and obsolete inventory adjustments and restructurings in Europe and North America. Had these financial adjustments not been made, the 2006 Financial Factor used for such calculation would have been 0.78. The RSUs will vest in equal amounts over a two-year period. Upon the first anniversary of the grant of RSUs in February 2008, except for Mr. Canny (who left the Company prior to vesting), each of the named executive officers received one-half of their RSU award in Belden stock. The vesting of Mr. Rose’s RSUs was accelerated upon his retirement from the Company at the end of February 2008 and as a result, he received Belden shares for all of his RSUs awarded in 2007. Half of Mr. Sheehan’s RSU award (2,100), which were to vest in February 2009, were cancelled when he left the Company this February.

Retirement Benefits

Each named executive officer participates in the following retirement plans:

•	the Retirement Savings Plan

•	the Excess Defined Contribution Plan

•	the Pension Plan

•	the Excess Defined Benefit Pension Plan.

The Company offers these plans to be competitive so it can attract and retain the talent necessary to achieve its strategic goals. The Company, using outside independent consultants, periodically benchmarks the competitive market and strives to be at the 50th percentile of those companies with which it competes for management talent.

The Retirement Savings Plan is a funded, qualified defined contribution plan under Section 401(k) of the IRC. It is generally available to all active U.S. employees of Belden or its subsidiaries. Participants may contribute from 1% to 50% of their pay on a before-tax basis, subject to limits imposed by the IRC. Belden matches a participant’s contributions at 100% for the first 3% of a participant’s salary deferral and thereafter at 50% on the next 3% deferral. All contributions (including Company matching contributions) are invested in employee-directed investment funds.

The Excess Defined Contribution Plan is an unfunded, nonqualified defined contribution plan that provides the benefits of the Retirement Savings Plan to certain employees whose participation in the Retirement Savings Plan is capped at certain compensation levels established by the IRC.

The Pension Plan is a funded, qualified defined benefit plan under the IRC. It is generally available to all U.S. active employees of Belden and its subsidiaries. Pursuant to the plan, the Company credits to each participant’s account 4% of his or her annual total compensation up to the Social Security wage base for the year, plus 8% of total compensation that exceeds such limit. The Excess Defined Benefit Pension Plan is an unfunded, nonqualified plan that provides the benefits of the pension plan to certain employees whose participation is capped beyond a certain compensation level set by the IRC.

The Company pays account balances under all of these retirement plans upon the employee’s retirement, termination of employment, permanent disability or death.

Health Benefits and Perquisites

The Company’s healthcare, insurance and other welfare and employee benefit programs are substantially the same for all eligible employees, including executive officers. The Company shares the cost of health and welfare benefits with its associates, a cost that is dependent on the level of benefit coverage that each associate elects.

The Company reimburses Messrs. Stroup, Benoist, Sheehan and Bloomfield for dining club memberships and pays the cost of annual physical examinations and tax preparation services for each named executive officer. The total value of these for each named executive officer does not exceed $10,000 and has not been included in the Summary Compensation Table. Dining club memberships provide an efficient means for the executive officer to meet with customers, investors and others to conduct Company business. Each executive officer is solely responsible for any personal use of the club. Providing annual physical examinations benefits both the officer and Company in ensuring the physical health of the individual. The Company provides tax preparation services to ensure that the executive officer timely and accurately files annual tax returns.

Stock Ownership Guidelines

To align their interests with those of the Company’s stockholders, Company officers who are required to report their holdings of Belden stock to the Securities and Exchange Commission must hold stock whose value is at least two times their annual base salary (three times in the case of Mr. Stroup). Officers have five years from the May 2005 date the guidelines were implemented (or, if later, five years from becoming an officer) to acquire the appropriate shareholdings. In addition, officers must make interim progress toward the ownership requirement during the five year period — 20% after one year, 40% after two years, 60% after three years and 80% after four years. For purposes of determining ownership, unvested RSUs and the value of vested in-the-money options and SARs are included. For calculation purposes, the Company will use the higher of the current trading price or the acquisition price. As of February 29, 2008, each of the named executive officers either met his interim or five-year stock ownership guideline.

Tax Deductibility of Compensation

IRS Section 162(m) imposes a limit of $1 million on the amount of compensation that Belden may deduct in any one year with respect to certain executive officers, including the CEO. There is an exception to this limitation for performance-based compensation meeting certain requirements. Stock option and SAR awards are performance-based compensation meeting those requirements and, as such, should be fully deductible. The Company anticipates that its 2008 annual cash incentive and performance share awards will be performance-based compensation under IRC 162(m).

To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible but considers these tax considerations when reviewing executive compensation.

The Company leases corporate aircraft to provide flexibility to executive officers and other associates for business use and to allow more efficient use of executive time for Company matters. It is Company policy that corporate aircraft shall be used for business purposes only.

Benchmarking

For executive officers, the Company sets midpoint salaries at the 50th percentile and annual cash incentive awards and long-term equity awards at the 75th percentile of peer group and survey data assuming target performance levels. For 2007, survey salary data included 2007 Economic Research Institute Executive Compensation Assessor; 2007/2008 Watson Wyatt Survey Report on Top Management Compensation; and the 2007 William Mercer Executive Compensation Survey. The survey data was adjusted to reflect Belden’s revenue size.

Listed below are the companies in Belden’s peer group that are also reviewed in determining competitive levels:

Altera Corp.
Amkor Technology, Inc.
Amphenol Corp.
Atmel Corp.
AVX Corp.
CommScope, Inc.
Energizer Holdings, Inc.
Exide Technologies
Fairchild Semiconductor International
Harman International Industries Inc.
Hexcel Corp.
JDS Uniphase Corp.
Juniper Networks, Inc.
Molex, Inc.
ON Semiconductor Corp.
Plexus Corp.
Spectrum Brands, Inc.
Thomas & Betts Corp.

The peer group was established to include manufacturing companies comparable to Belden based on revenue and market capitalization, and their meeting three requirements — each has annual revenues in excess of $1 billion, has more than 30% of revenues derived from outside the U.S. and has three or more business segments. With the assistance of its compensation consultant (Deloitte), the Committee reviews the composition of the peer group annually to ensure that peer companies remain relevant, and also reviews the compensation data disclosed in the annual proxy statements.

Because comparative compensation information is one of several tools used in setting executive compensation, the Committee uses its discretion in determining the nature and extent of its use.

Chief Executive Officer Compensation

All elements of Mr. Stroup’s compensation are approved by the Board or the Compensation Committee. Upon his appointment in 2005, Mr. Stroup entered into an employment agreement with the Company, having an initial term of three years. Pursuant to his agreement, Mr. Stroup’s base salary of $600,000 per year is subject to annual review and his target annual cash incentive is 100% of his base salary. During 2007, the Committee did not adjust Mr. Stroup’s base salary or his annual equity award of $2.5 million, which have remained the same since the date of his appointment in October 2005. However, the Committee raised Mr. Stroup’s target annual incentive in 2007 from 100% of salary to 130% to reflect the competitive market, his 1.4 Personal Performance Factor for 2006 and the Company’s 2006 strong performance — the Company’s estimated organic growth in 2006 was 7%; its operating margins increased from 5.5% to 7.9%; and its free cash flow exceeded net income by $54 million, or 81%.

Based on the Board’s assessment of Mr. Stroup’s 2007 performance, Company performance for the period, and Deloitte’s summary of peer data and the competitive market, in 2008, the Board extended Mr. Stroup’s employment agreement to October 2011; increased his annual base salary to $700,000; and granted him a stock option award having a grant date value of approximately $3 million. The options vest on February 21, 2013 (subject to acceleration on certain events) and were granted at the closing price of Belden shares on the grant date. Mr. Stroup’s new base salary approximates the median of peer data and is between the 25th and 50th percentile of survey data. His total cash compensation (base salary and target annual cash incentive) is slightly above the median of peer and survey data. His target total direct compensation (base salary, annual cash incentive and long-term equity awards) approximates the median target proxy data and is slightly above the 75th percentile of survey data.

The Company had strong performance in 2007. Earnings from continuing operations rose from $1.48 per share in 2006 to $2.73 in 2007. Revenues increased from $1.5 billion to a record $2.0 billion. In 2006, the Company created and began deploying a three-year strategic plan that defined management’s priorities to improve performance.

In 2007, the first full year under the strategy, the Company made significant progress in achieving its priorities under the three-year plan. First, Belden strengthened its leading brand portfolio by completing three acquisitions, each involving a strong brand: Hirschmann Automation and Control GmbH (a supplier of industrial Ethernet solutions and industrial connectivity); LTK Wiring Limited (one of the largest manufacturers of electronic cable for the China market); and Lumberg Automation Components (a leading supplier of industrial connectivity products).

Second, through product portfolio management, the Company improved its (proforma/adjusted) operating margins. Third, the Company began recruiting (outside and within the Company) the talent necessary to carry out its strategic plan. It also developed a performance review process to reward and promote strong performance and to deal with performance that does not meet Company expectations. Fourth, the Company launched initiatives designed to eliminate waste and continuously improve processes throughout the Company through Lean Enterprise techniques.

Fifth, the Company improved manufacturing: it reduced lead-times and total landed cost; consolidated several North American facilities; transferred manufacturing to a new facility in Mexico; downsized its operations in Western Europe; began manufacturing in China as a result of its acquisition of LTK; and started constructing a new manufacturing facility in China that will begin making products later this year. Finally, in 2007, to foster growth, the Company implemented initiatives to pursue sales in the fast growing emerging markets of India and China. To recognize these achievements, the Board gave Mr. Stroup a 2007 Personal Performance Factor of 1.5.

Separation and Change in Control Arrangements

The Company has entered into an employment agreement with each of the named executive officers. These agreements address key provisions of the employment relationship, including payment of severance benefits upon a termination of employment before and after a change of control of the Company. Information regarding benefits under these agreements is provided following this Compensation Discussion and Analysis under the heading Payment upon Termination or Change of Control.

For each executive officer, the Committee (with the assistance of Deloitte and management) reviewed the key provisions of the executive employment agreements to ensure they were competitive based on peer group and survey data. The termination of employment provisions of these agreements were provided to address the competitive market for the positions filled by executive officers. In consultation with Deloitte, the Committee determined that it was necessary to provide executive officers with a fixed amount of compensation in the event they were to leave the Company under certain circumstances, including a termination of the executive officer’s employment without cause before or after a change in control of the Company.

Departures of Former Executive Officers

In September 2007, Mr. Canny, President of Specialty Products, left the Company. In connection with his departure, Mr. Canny entered into a separation agreement with the Company. Pursuant to the agreement, Mr. Canny received, among other things, severance of $486,200 (an amount equal to the sum of his annual salary and 2007 target annual cash incentive award), a prorata annual incentive award for 2007 of $187,535, and additional consideration for a six-month extension of his twelve-month non-compete covenant (as set out in his employment agreement) of $275,000.

At the end of February 2008, Mr. Sheehan, Global Vice President of Sales and Marketing, left the Com-
pany. In connection with his departure, Mr. Sheehan entered into a separation agreement with the Company. Pursuant to his agreement, Mr. Sheehan received, among other things, severance of $637,500 (an amount equal to the sum of his annual salary and 2007 target annual cash incentive award), his actual annual incentive award for 2007 of $330,500, and additional consideration for a six-month extension of his twelve-month non-compete covenant (as set out in his employment agreement) of $187,500.

On February 29, 2008, Mr. Rose retired from the Company as President of Belden Europe. In connection with his retirement, Mr. Rose entered into a separation agreement-retirement with the Company. Pursuant to the terms of his equity award agreements, the vesting of his issued and outstanding RSUs, SARs, and stock options was accelerated and he is entitled to exercise his SARs and stock options for the earlier of the expiration of the applicable award period or three years. Mr. Rose also will receive his award under the Company’s phased-out long-term cash performance plan for the 2004-2007 cycle once it is determined by the Compensation Committee.

The Compensation Committee reviewed in advance the key terms of each separation arrangement.

Additional Information

This Compensation Discussion and Analysis should be read in conjunction with the following tables:

•	Summary Compensation

•	Grants of Plan-Based Awards

•	Outstanding Equity Awards at Fiscal Year-End

•	Option Exercises and Stock Vested

•	Pension Benefits

•	Nonqualified Deferred Compensation

•	Potential Payments upon Termination or Change-in-Control.

Summary Compensation Table

							Change
							in Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary(1)	Bonus	Awards(2)	Awards(3)	Compensation(4)	Earnings(5)	Compensation(6)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

John Stroup	2007	600,000	—	1,631,869	2,165,519	1,497,600	94,428	83,344	6,072,760
President and	2006	600,000		1,289,309	1,567,001	1,200,000	51,609	42,330	4,750,249
Chief Executive Officer
Gray Benoist	2007	360,000	—	602,976	210,416	450,400	36,439	30,505	1,690,736
Vice President,	2006	128,307		145,784	49,502	207,000	5,639	6,079	542,311
Finance and Chief
Financial Officer
D. Larrie Rose	2007	316,006	—	144,173	90,375	436,200	61,420	101,137	1,149,311
Vice President,	2006	312,000		124,477	58,137	343,050	52,232	107,857	997,753
Operations and
President, European
Operations
Peter Sheehan	2007	373,568	—	156,583	98,821	330,500	34,839	32,012	1,026,323
Global Vice	2006	358,667		78,712	58,137	282,400	28,352	71,348	877,616
President, Sales
and Marketing
Robert Canny	2007	220,000	—	126,404	77,057	187,535	19,838	772,147	1,402,981
Former Vice President,	2006	280,823		48,561	42,216	143,800	22,574	52,939	590,913
Operations and President of
Specialty Products
Kevin L. Bloomfield	2007	293,500	—	159,789	93,784	685,700	62,669	48,189	1,343,631
Vice President, Secretary and	2006	281,500		124,070	50,661	531,175	43,022	72,619	1,103,047
General Counsel

(1)	Salaries are amounts actually received. Mr. Benoist’s 2006 compensation information is for the period of August 24, 2006 (the date of his appointment) through December 31, 2006. Mr. Canny’s 2007 salary is through September 18, 2007 (the date he left the Company). Messrs. Sheehan and Rose left the Company in February 2008.

(2)	Reflects the dollar amounts recognized for financial statement reporting purposes in accordance with FAS 123R with respect to awards of stock for each named officer. See Grants of Plan-Based Awards Table for 2007 stock awards to the named officers. Mr. Canny’s 2007 stock awards were cancelled.

(3)	Reflects the dollar amounts recognized for financial statement reporting purposes in accordance with FAS 123R with respect to awards of options or SARs for each named officer. See Grants of Plan-Based Awards Table for 2007 SARs awards to the named officers. See footnote 14 of the financial statements of the Company’s 2007 annual report on Form 10-K for the assumptions the Company used in computing fair value in accordance with FAS 123R. Mr. Canny’s 2007 SARs awards were cancelled.

(4)	Generally, represents amounts earned under the Company’s annual cash incentive plan as determined by the Compensation Committee at its February meetings. Mr. Canny’s 2007 amount represents his pro-rata award for the period of the year in which he was employed. For Messrs. Rose and Bloomfield, the 2007 amount includes the estimated payments for the 2004-2007 cycle under the Company’s cash long-term performance plan. Estimated payments for the 2004-2007 cycle are: Mr. Rose, $220,000 and Mr. Bloomfield, $390,000. This plan will terminate following payments for the 2004-2007 cycle.

(5)	The amounts in this column reflect the increase in the actuarial present value of the accumulated benefits under the Company’s defined benefit plans in which the named executives participate. None of the named executives received above-market or preferential earnings on deferred compensation.

(6)	This column reflects various amounts. 2007: For Mr. Stroup, $81,000 with respect to the Company’s matching contributions in its defined contribution plans (i.e., qualified and excess plans) and $2,344 for life insurance benefits. For Mr. Benoist, $25,515 with respect to the Company’s matching contributions in its defined contribution plans and $4,990 for life insurance benefits. For Mr. Rose, $30,973 with respect to the Company’s matching contributions in its defined contribution plans and $6,139 for life insurance benefits, $3,600 in restricted stock dividends, $54,425 for a foreign cost of living adjustment, and $6,000 for vacation benefits. For Mr. Sheehan, $29,519 with respect to the Company’s matching contributions in its defined contribution plans and $2,493 for life insurance benefits. For Mr. Canny, $9,450 with respect to the Company’s matching contributions in its defined contribution plans, $761,200 for severance benefits, and $1,497 for life insurance benefits. For Mr. Bloomfield, $39,839 with respect to the Company’s matching contributions in its defined contribution plans, $4,200 in restricted stock dividends, and $4,150 in life insurance benefits. 2006: For Mr. Stroup, $40,950 with respect to the Company’s matching contributions in its defined contribution plans and $1,380 for life insurance benefits. For Mr. Benoist, $5,462 for moving expenses and $616 for life insurance benefits. For Mr. Rose, $20,542 with respect to the Company’s matching contributions in its defined contribution plans, $45,833 under his retention and integration award agreement, $2,962 for life insurance benefits, $4,494 in restricted stock dividends, $28,025 for a foreign cost of living adjustment, and $6,000 for vacation benefits. For Mr. Sheehan, $21,023 with respect to the Company’s matching contributions in its defined contribution plans, $48,348 under his retention and integration award agreement, $1,033 for life insurance benefits, and $944 in restricted stock dividends. For Mr. Canny, $9,450 with respect to the Company’s matching contributions in its defined contribution plans, $42,167 under his retention and integration award agreement, and $1,322 for life insurance benefits. For Mr. Bloomfield, $18,167 with respect to the Company’s matching contributions in its defined contribution plans, $46,750 under his retention and integration award agreement, $2,590 for life insurance benefits, and $5,112 in restricted stock dividends.

Grants of Plan-Based Awards

								All	All
								Other	Other
								Stock	Option		Closing
								Awards:	Awards:	Exercise	Price	Grant
					Estimated Future Payouts			Number of	Number of	or Base	on	Date Fair
		Estimated Future Payouts Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Price of	Grant	Value of
		Plan Awards(1)			Plan Awards(2)			Stock or	Underlying	Option	Date of	Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units(3)	Options(4)	Awards(5)	Options	Option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($/Sh)	Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)

John Stroup		390,000	780,000
	02/21/2007							75,000				2,317,125
	02/21/2007								107,400	47.705	47.90	2,240,364
Gray Benoist		153,000	306,000
	02/21/2007				3,750	7,500	11,250					357,825
	02/21/2007							22,727				749,991
	02/21/2007								15,500	47.705	47.90	323,330
D. Larrie Rose		109,200	218,400
	02/21/2007				1,550	3,100	4,650					147,901
	02/21/2007							4,200				108,381
	02/21/2007								6,400	47.705	47.90	133,504
Peter Sheehan		131,250	262,500
	02/21/2007				1,950	3,900	5,850					186,069
	02/21/2007							4,200				108,381
	02/21/2007								8,100	47.705	47.90	168,966
Robert Canny		100,100	200,200
	02/21/2007				1,550	3,100	4,650					147,901
	02/21/2007							3,450				89,207
	02/21/2007								6,400	47.705	47.90	133,504
Kevin L. Bloomfield		105,000	210,000
	02/21/2007				2,100	4,200	6,300					200,382
	02/21/2007							3,600				92,898
	02/21/2007								8,600	47.705	47.90	179,396

(1)	The amounts in column (c) represent the cash payment under the Company’s annual cash incentive plan (“Plan”) that would have been made if the threshold performance for 2007 was met and the amounts in column (d) represent the cash payment under the plan that would have been made if the target performance for 2007 was met. Although there is no maximum level of financial performance, the Plan is capped with respect to payment of individual awards at a maximum award of $5 million per year and the amount payable to all participants in any one-year performance period is capped at three times the total target amounts for all participants. See column (g) and footnote (4) of the Summary Compensation Table for the amounts earned for each of the named executive officers.

(2)	The Compensation Committee granted the performance shares unit awards (PSUs) at its February 21, 2007 meeting. The number of PSUs granted to the named executive officers in 2007 was based on their 2006 Personal Performance Factor. (See above under the heading “Compensation Discussion and Analysis” for a discussion of Personal Performance Factors.) The award period during which performance is measured is calendar year 2007. Any payout is made in restricted stock units (RSUs). The payout of RSUs based on the PSU awards is a function of the consolidated (corporate) Financial Factor for the 2007 annual cash incentive awards as summarized above in the “Compensation Discussion and Analysis” under the heading “Financial Factor.” If the Financial Factor for the performance period were equivalent to 0.7 (Threshold), then the PSU holder would be entitled to one-half (0.5) of an RSU for each PSU. If the Financial Factor were equivalent to 1.2 (Maximum) or greater, then the PSU holder would be entitled to receive one and one-half (1.5) of an RSU for each PSU. The number of RSUs is prorated for performance between the Threshold and Maximum. If the Financial Factor for the performance period were less than 0.7, then the PSU holder would not be entitled to receive any RSUs. After expiration of the one-year performance period, the Committee determined at its February 2008 meeting the actual performance for the 2007 performance period. The Financial Factor for each named executive officer used in determining the number of awarded RSUs was the 2007 consolidated Financial Factor of 1.28, which resulted in the maximum award of RSUs (1.5 RSUs for each PSU). Column (h) of this Grants of Plan-Awards Table shows the RSU awards made to the named executive officers for the attainment of the 2007 performance period — those being, Mr. Benoist, 11,250 RSUs; Mr. Rose, 4,650 RSUs,; Mr. Sheehan, 5,850 RSUs (which were cancelled upon his departure from the Company on February 29, 2008); and Mr. Bloomfield, 6,300 RSUs. Mr. Stroup did not receive any PSUs in 2007, and Mr. Canny’s PSU awards were cancelled upon his departure from the Company in September 2007;

(3)	The amounts in column (i) are the number of time-vested RSUs granted to the named executive officers in 2007 for the attainment of performance goals under the 2006 PSUs. One-half of the awarded RSUs shall vest on the first anniversary of the date of grant and the remaining one-half shall vest on the second anniversary of the grant date. Half of Mr. Sheehan’s award was cancelled when he left the Company in February 2008 and Mr. Canny’s award was cancelled when he left the Company in September 2007.

(4)	The amounts in column (j) are the number of SARs granted to each of the named executive officers in 2007. These awards vest in equal amounts over three years on the first, second and third anniversaries of the grant date. Mr. Canny’s award was cancelled when he left the Company and two-thirds of Mr. Sheehan’s award was cancelled when he left the Company.

(5)	The exercise price for awarded SARs equaled the average of the high and low of Belden shares on the grant date.

Outstanding Equity Awards at Fiscal Year-End

						Stock Awards
									Equity
									Incentive
	Option Awards								Plan
			Equity					Equity	Awards:
			Incentive					Incentive Plan	Market or
			Plan					Awards:	Payout
		Number of	Awards:				Market	Number of	Value of
	Number of	Securities	Number of			Number of	Value of	Unearned	Unearned
	Securities	Underlying	Securities			Shares or	Shares or	Shares, Units	Shares,
	Underlying	Unexercised	Underlying			Units of	Units of	or Other	Units or
	Unexercised	Options(2) (3)	Unexercised	Option		Stock That	Stock That	Rights That	Other
	Options(1)	(#)	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Rights That
	(#)	Unexercisable	Options	Price(4)	Expiration	Vested(5)(6)	Vested(7)	Vested	Have Not
Name	Exercisable	($)	(#)	($)	Date	(#)	($)	#	Vested
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

John Stroup	301,054	150,526	—	19.9300	10/31/2015	152,161	6,771,165	—	—
	37,867	75,733		25.8050	2/22/2016	75,000	3,337,500
		107,400		47.7050	2/21/2017		—
Gray Benoist	9,816	19,630	—	33.0000	8/24/2016	9,090	404,505	—	—
		15,500		47.7050	2/21/2017	22,727	1,011,352
						11,250	500,625
D. Larrie Rose	13,000			39.5312	02/20/2008	3,400	151,300
	4			16.9375	11/4/2008	4,200	186,900	—	—
	16,000			21.7500	2/16/2010	4,650	206,925
	8,000			26.3800	2/14/2011
	9,400			20.8650	2/18/2012
	10,000			19.0750	2/23/2014
	15,334	7,666		22.6650	3/30/2015
	2,134	4,266		25.8050	2/22/2016
		6,400		47.7050	2/21/2017
Peter Sheehan	7,667	7,666		22.6650	3/30/2015	3,400	151,300
	2,134	4,266		25.8050	2/22/2016	4,200	186,900
		8,100		47.7050	2/21/2017
Robert Canny
Kevin L. Bloomfield	20,000		—	39.5312	2/20/2008	3,000	133,500	—	—
	5,000			20.0625	1/5/2009	3,600	160,200
	25,000			21.7500	2/16/2010	6,300	280,350
	8,000			26.3800	2/14/2011
	10,000			20.8650	2/18/2012
	12,000			13.3000	2/18/2013
	12,000			19.0750	2/23/2014
	13,334	6,666		22.6650	3/30/2015
	1,867	3,733		25.8050	2/22/2016
		8,600		47.7050	2/21/2017

(1)	Shows vested options.

(2)	Shows unvested options and SARs.

(3)	For Mr. Stroup, the 150,526 unexercisable options expiring 10/31/15 vest on 10/31/08. His 75,733 unexercisable SARs expiring 2/22/16 vest as follows: 37,867 on 2/22/08 and 37,868 on 2/22/09. His 107,400 unexercisable SARs expiring on 2/21/17 vest as follows: 35,800 on 2/21/08, 35,800 on 2/21/09, and 35,800 on 2/21/10. For Mr. Benoist, his 19,630 unexercisable SARs expiring 8/24/16 vest as follows: 9,816 on 8/24/08, and 9,814 on 8/24/09. His 15,500 unexercisable SARs expiring on 2/21/07 vest as follows: 5,167 on 2/21/08, 5,167 on 2/21/09 and 5,166 on 2/21/10. For Mr. Rose, his 7,666 unexercisable options expiring 3/30/15 vest on 3/30/08. His 4,266 unexercisable SARs expiring on 2/22/16 vest as follows: 2,134 on 2/22/08 and 2,132 on 2/22/09. His 6,400 unexercisable SARs expiring on 2/21/17 vest as follows: 2,134 on 2/21/08, 2,133 on 2/21/09 and 2,133 on 2/21/10. However, upon retiring from the Company on February 29, 2008, all of Mr. Rose’s unexercisable SARs and stock options became vested and he is entitled to exercise them for the earlier of three years or the expiration date in his award agreement. For Mr. Sheehan, his 7,666 unexercisable options expiring 3/30/15 vest on 3/30/08. His 4,266 unexercisable SARs expiring on 2/22/16 vest as follows: 2,134 on 2/22/08 and 2,132 on 2/22/09. His 8,100 unexercisable SARs expiring on 2/21/17 vest as follows:

2,700 on 2/21/08, 2,700 on 2/21/09 and 2,700 on 2/21/10. However, upon his separation from the Company on February 29, 2008, all of Mr. Sheehan’s options and SARs that were not vested on such date were cancelled. For Mr. Bloomfield, his 6,666 unexercisable options vest on 3/30/08. His 3,733 unexercisable SARs vest as follows: 1,867 on 2/22/08 and 1,867 on 2/22/09. His 8,600 unexercisable SARs vest as follows: 2,867 on 2/21/08, 2,867 on 2/21/09, and 2,866 on 2/21/10.

(4)	The exercise price of option and SAR awards was the average of the high and low of Belden shares on the grant date.

(5)	Mr. Stroup’s 152,161 RSUs vest on 10/31/2010 and his 75,000 RSUs vest as follows: 37,500 on 2/21/08 and 37,500 on 2/21/09. Mr. Benoist’s 9,090 RSUs vest on 8/24/11 and his 22,727 RSUs vest as follows: 11,364 on 2/21/08 and 11,363 on 2/21/09. Mr. Rose’s 3,400 RSUs vest on 2/22/09 and his 4,200 RSUs vest as follows: 2,100 on 2/21/08 and 2,100 on 2/21/09. Mr. Rose became vested in all of his RSUs when he retired from the Company on February 29, 2008. Mr. Sheehan’s 3,400 RSUs vest on 2/22/09 and his 4,200 RSUs vest as follows: 2,100 on 2/21/08 and 2,100 on 2/21/09. All of Mr. Sheehan’s RSU awards of 3,400 and half of his RSU awards of 4,200 were cancelled when he left the Company. Mr. Bloomfield’s 3,000 RSUs vest on 2/22/09 and his 3,600 RSUs vest as follows: 1,800 on 2/21/08 and 1,800 on 2/21/09.

(6)	On February 21, 2007, Messrs. Benoist, Rose, Sheehan, Canny and Bloomfield were granted performance share units (PSUs) in the amounts of 7,500, 3,100, 3,900, 3,100 and 4,200, respectively. Mr. Canny’s PSUs (3,100) were cancelled when he left the Company in September 2007. After expiration of the one-year performance period (2007), these executive officers were awarded the following RSU awards for achieving the performance criteria for the PSU grants: Mr. Benoist, 11,250 RSUs; Mr. Rose, 4,650 RSUs; and Mr. Bloomfield, 6,300 RSUs. The RSUs vest in equal amounts on 2/21/09 and 2/21/10; however, Mr. Rose’s awards vested upon his retirement from the Company. Mr. Sheehan’s awards were cancelled when he left the Company

(7)	The market value represents the product of the number of shares and the closing market price of Belden shares on December 31, 2007 ($44.50).

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares			Value Realized
	Acquired on	Value Realized on	Number of Shares	on
	Exercise	Exercise(1)	Acquired on Vesting	Vesting(2)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

John Stroup	—	—	—	—
Gray Benoist	—	—	—	—
D. Larrie Rose			6,000	291,030
Peter Sheehan	15,517	410,321
Robert Canny	45,676	1,265,777
Kevin L. Bloomfield	20,000	516,750	7,000	339,535

(1)	Mr. Sheehan exercised 7,517 stock options on 2/27/07 at a market price of $47.5469 and a grant price of $20.00/share; he exercised 333 stock options on 3/2/07 at a market price of $48.0737 and a grant price of $20.00/share; he exercised 4,867 stock options on 3/2/07 at a market price of $48.0737 and a grant price of $22.66/share; and he exercised 2,800 stock options on 3/2/07 at a market price of $47.75 and a grant price of $22.66/share. On February 12, 2007, Mr. Canny exercised the following stock options at a market price of $45.13: 5,000 at a grant price of $22.66/share; 12,375 at a grant price of $16.66/share; 7,350 at a grant price of $18.75/share; 5,000 at a grant price of $12.66/share; and 7,850 at a grant price of $20.00/share. On November 8, 2007, Mr. Canny exercised 6,334 stock options at a market price of $53.89 and a grant price of $22.66/share and 1,767 stock options at a market price of $54.05 at a grant price of $25.80/share. Mr. Bloomfield exercised 20,000 options on 2/21/07 at a market price of $47.54-$47.90 and a grant price of $20.0625/share.

(2)	The market value of the underlying shares on the vesting date of 2/23/07 was $48.505, the average of the high and low of Belden shares on that day. On 2/23/07, Mr. Rose acquired 6,000 shares and Mr. Bloomfield acquired 7,000 shares of Belden stock.

Pension Benefits

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit (2)	Last Fiscal Year
Name	Plan Name(1)	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)

John Stroup	Pension Plan	2.2	23,572	—
	Excess Plan		126,070	—
Gray Benoist	Pension Plan	1.4	18,280	—
	Excess Plan		23,798	—
D. Larrie Rose	Pension Plan	35.6	426,881	—
	Excess Plan		51,151	—
Peter Sheehan	Pension Plan	3.0	49,227	—
	Excess Plan		41,463	—
Robert Canny	Pension Plan	3.0	50,415	—
	Excess Plan		18,285	—
Kevin L. Bloomfield	Pension Plan	26.8	415,141	—
	Excess Plan		56,922	—

(1)	Each of the named executive officers participates in the Belden Wire & Cable Company Pension Plan (“Pension Plan”) and the Belden Wire & Cable Company Supplemental Excess Defined Benefit Plan (“Excess Plan”). The Pension Plan is a cash balance plan. The account of each participant increases on an annual basis by 4% of the participant’s eligible compensation up to the Social Security wage limit ($102,000 for 2007) and by 8% of the participant’s eligible compensation in excess of the Social Security wage limit up to the limit on compensation that may be taken into account by a plan qualified under the Internal Revenue Code ($225,000 for 2007). The Excess Plan provides the benefit to the participant that would have been available under the Pension Plan if there were not a limit on compensation that may be taken into account by a plan qualified under the Internal Revenue Code. In general, eligible compensation for a participant includes base salary plus any amount earned under the annual cash incentive plan. Upon retirement, participants in the Pension Plan may elect a lump sum distribution or a variety of annuity options. Upon retirement, participants in the Excess Plan may elect a lump sum distribution or a series of payments over a two, five, or ten year period.

(2)	The computation of the value of accumulated benefit for each individual incorporates a 6.25% discount rate, an interest credit rate of 4.5%, and an expected retirement age of 65.

Nonqualified Deferred Compensation Table*

	Executive	Registrant		Aggregate	Aggregate
	Contributions	Contributions in	Aggregate Earnings	Withdrawals/	Balance
	in Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

John Stroup	164,500	70,875	10,101	0	362,635
Gray Benoist	97,900	15,390	2,373	0	115,666
D. Larrie Rose	156,575	20,848	16,842	0	540,002
Peter Sheehan	36,977	19,394	3,150	0	112,406
Robert Canny	8,379	0	1,019	0	32,214
Kevin L. Bloomfield	45,629	29,174	11,420	0	346,790

*	Each of the named executive officers participates in the Belden Wire & Cable Company Supplemental Excess Defined Contribution Plan (“Excess DC Plan”). Amounts reflected in column (c), but not those in column (d), have been reflected in column (i) of the Summary Compensation Table. A portion of amounts included in column (f), attributable to years prior to 2006, were not reported as compensation in such years.

EMPLOYMENT, SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

The Company has employment agreements with each of the named executive officers. The Compensation Committee (with the assistance of Deloitte and management) reviewed the key provisions of the executive employment agreements to ensure they were competitive, based on peer group and market survey data.

John Stroup. Mr. Stroup entered into an employment agreement with the Company, effective October 31, 2005, and it was amended and restated in 2008. The amended agreement is for a term through October 31, 2011 and is subject to earlier termination based on disability, death, termination by the Company, with or without cause, and before or after a change in control of the Company. Mr Stroup’s current base salary of $700,000 per year is subject to annual review. He is entitled to participate in the Company’s long-term incentive plan, annual cash incentive plan, and all other employment benefit plans available to senior executives. His target annual cash incentive award is 130% of his base salary. In 2008, Mr. Stroup received a retention SAR award having a grant date value of $3 million. The SARs vest in five (5) years and were granted at the closing price of Belden shares on the grant date. Upon his appointment, Mr. Stroup received an inducement equity award of 451,580 stock options with an exercise price equal to the fair market value of Belden stock ($19.93). The options generally vest in equal installments over three years and expire in ten years. As part of his inducement award upon his appointment, Mr. Stroup also received an award of 150,526 RSUs that vest in five years and will be paid in Company stock upon vesting. Amounts payable in the event of Mr. Stroup’s separation of employment are noted below under “Potential Payments upon Termination or Change in Control.”

Gray Benoist. Mr. Benoist entered into an employment agreement with the Company, effective August 24, 2006. The agreement’s initial term is for five years and is subject to earlier termination based on disability, death, termination by the Company, with or without cause, and before or after a change in control of the Company. Mr Benoist’s base salary of $360,000 per year is subject to annual review. Mr. Benoist is entitled to participate in the Company’s long-term incentive plan, annual cash incentive plan, and all other employment benefit plans available to senior executives. His target annual cash incentive award is 85% of his base salary. Upon his appointment, Mr. Benoist received an inducement equity award of 29,446 SARs with an exercise price equal to the fair market value of Belden stock on that date ($33.00). The SARs generally vest in equal installments over three years and expire in ten years. Also upon his appointment, Mr. Benoist received an award of 9,090 RSUs (which vest in five years and will be paid in Company stock upon vesting) and an award of 15,151 PSUs. The PSUs were based on achieving target performance for 2006 and in February 2007, the Compensation Committee awarded Mr. Benoist 22,727 RSUs for the attainment of the 2006 PSU goals. The RSUs vest equally over two years. Amounts payable in the event of separation of Mr. Benoist’s employment are noted below under “Potential Payments upon Termination or Change in Control.”

Kevin Bloomfield. Mr. Bloomfield entered into an employment agreement with the Company, effective July 15, 2007. The agreement’s initial term is for three years and is subject to earlier termination based on disability, death, termination by the Company, with or without cause, and before or after a change in control of the Company. The agreement reflects his continuing employment with the Company at an annual base salary of $285,000 (now $300,000). His base salary is subject to annual review. Mr. Bloomfield is entitled to participate in the Company’s long-term incentive plan, annual cash incentive plan and all other employment benefit plans available to senior executives. His target annual cash incentive award is 70% of his base salary. Amounts payable in the event of his separation of employment are noted below under “Potential Payments upon Termination or Change in Control.”

The “Departures of Former Executive Officers” section of the Compensation Discussion and Analysis summarizes the terms of separation of Messrs. Canny and Sheehan and Mr. Rose’s retirement from the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

				Termination not for
				cause by the
				Company or for
			Termination not for	“good reason” by
Name Executive			cause prior to a	the Executive after
Officer*	Resignation(1)	Retirement(1)	Change in Control(2)	a Change in Control(3)	Disability(4)	Death(5)

John Stroup	$424,304		$13,760,740	$22,659,768	$16,873,005	$17,848,005
Gray Benoist	$147,492	$147,492	$2,777,942	$4,335,809	$2,360,297	$2,864,297
Kevin Bloomfield	$1,740,865	$2,249,906	$2,606,417	$3,502,370	$2,639,906	$3,059,906

*	The “Departures of Former Executive Officers” section of the Compensation Discussion and Analysis summarizes the terms of separation of Messrs. Canny and Sheehan and Mr. Rose’s retirement from the Company.

(1)	Amounts reflect (i) the estimated lump-sum present value under qualified and non-qualified savings plans to which the named executive officer would be entitled; (ii) the amount in the Company’s pension plans to which the named executive officer would be entitled; and (iii) the value of stock options and SARs that would be subject to accelerated vesting if Mr. Bloomfield were to retire from the Company.

(2)	Amounts include the amounts in the Resignation column and those amounts due the named executive officer pursuant to the terms of his employment agreement, which include (i) cash severance of the sum of the executive officer’s annual base salary plus his target annual cash incentive award (in the case of Mr. Stroup times 1.5); (ii) the executive’s pro-rated annual cash incentive payment for the current year (which, for purposes of these computations, is assumed to be at target for the entire year); and (iii) for Mr. Stroup and Mr. Benoist, accelerated vesting of any unvested equity awards they received upon their appointments to the Company (October 2005 in the case of Mr. Stroup and August 2006 in the case of Mr. Benoist).

(3)	Amounts include the amounts in the Resignation column and those amounts due the named executive officer pursuant to the terms of his employment agreement, which include (i) cash severance of the product of the sum of the executive officer’s annual base salary plus his target annual cash incentive award, times 2.0; (ii) the executive’s pro-rated annual cash incentive payment for the current year (which, for purposes of these computations, is assumed to be at target for the entire year); (iii) accelerated vesting of any outstanding unvested equity awards upon a change in control of the Company (except for outstanding PSUs which will be forfeited); and (iv) a gross-up payment to cover the officer’s excise tax liability under IRC Section 280G where the present value of his payments is more than 110% of the threshold at which such amounts become an excess parachute payment under IRC Section 280G. A “change in control” of the Company generally will occur when a person acquires more than 50% of the outstanding shares of the Company’s stock or a majority of the Board consists of individuals who were not approved by the Board. Upon a change in control in the Company, the named executive officers will have the right for a period of two years to leave the Company for “good reason” and receive the amounts set out above should the scope of their employment with the Company “negatively and materially” change.

(4)	Amounts include (i) 60% of the officer’s 2007 base salary, up to a maximum of $225,000; (ii) the officer’s annual target cash incentive award; (iii) accelerated vesting of all unvested equity awards; (iv) the estimated lump-sum present value under qualified and non-qualified savings plans to which the named executive officer would be entitled; and (v) the amount in the Company’s pension plans to which the named executive officer would be entitled.

(5)	Amounts include (i) annual target cash incentive award; (ii) accelerated vesting of all unvested equity awards; (iii) two times the named executive officer’s 2007 base pay up to a maximum of $1,500,000; (iv) the estimated lump-sum present value under qualified and non-qualified savings plans to which the named executive officer would be entitled; and (v) the amount in the Company’s pension plans to which the named executive officer would be entitled.

Instructions for Voting Your Proxy Belden Inc. encourages you to take advantage of a cost-effective, convenient way to vote the shares. You may vote your proxy 24 hours a day, 7 days a week using either a touch-tone telephone or the Internet. Your telephone or Internet vote must be received no later than 11:59 p.m. Eastern Time on BELDEN INC. May 21, 2008, and authorizes the proxies named on the proxy card on the reverse side to vote these shares in the same manner as if you marked, signed 7701 FORSYTH BLVD., SUITE 800 and returned your proxy card. If you vote by telephone or Internet, do not ST. LOUIS, MO 63105 return your proxy card by mail. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Belden Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: BELDN1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. BELDEN INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends a vote “FOR” the number(s) of the nominee(s) on the line below. following Proposal. To elect eleven directors, each for a term of one year. 0 0 0 (01) David Aldrich, (02) Lorne D. Bain, (03) Lance C. Balk, (04) Judy Brown, (05) Bryan C. Cressey, (06) Michael F.O. Harris, (07) Glenn Kalnasy, (08) Mary S. McLeod, (09) John M. Monter, (10) Bernard G. Rethore, (11) John S. Stroup In their discretion proxies are authorized to transact and vote upon such other business as may properly come before the meeting. (Please sign exactly as name appears on your proxy card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.) PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Yes No Please indicate if you plan to attend this meeting. 0 0 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Stockholders Meeting: The Annual Report and Proxy Statement are available at www.proxyvote.com. PROXY BELDEN INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 22, 2008 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of Belden Inc. appoints Kevin L. Bloomfield and Christopher E. Allen, as proxies, acting jointly or severally and with full power of substitution, for and in the name of the undersigned to vote at the Annual Meeting of Stockholders to be held on May 22, 2008, beginning at 11:00 a.m., local time, at the Lewis & Clark Room, 16th Floor, the Saint Louis Club, Pierre Laclede Center, 7701 Forsyth Blvd., St. Louis, Missouri 63105 and at any adjournments or postponements thereof, as directed, on the matter set forth in the accompanying Proxy Statement and on all other matters that may properly come before the Annual Meeting, including on a motion to adjourn or postpone the Annual Meeting to another time or place (or both) for the purpose of soliciting additional proxies. Signing and dating this proxy card will have the effect of revoking any proxy card that you signed on an earlier date, and will constitute a revocation of all previously granted authority to vote for every proposal included on any proxy card. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO CHOICE IS SPECIFIED AND THE PROXY IS SIGNED AND RETURNED, THEN THE PROXY WILL BE VOTED “FOR” THE PROPOSAL AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. To participants in the Belden UK Employee Share Ownership Plan (the “UK Plan”): The number of shares shown on the reverse side includes shares credited to the accounts of participants in the UK Plan. This proxy card therefore will constitute voting instructions not only for shares held directly by participants outside the UK Plan but also for shares held indirectly by participants in the UK Plan. If you own shares through the UK Plan and do not vote, the trustee of the Plan will not be able to vote these shares because the terms of the UK Plan bar the trustee from voting uninstructed shares. Receipt is hereby acknowledged of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 21, 2008, and the Annual Report to Stockholders for the year ending December 31, 2007. SEE REVERSE SIDE